Exhibit 4

AMENDMENT NO. 1 TO RIGHTS AGREEMENT

        Amendment No. 1 to Rights Agreement (this “Amendment”) is made as of June 15, 2004 by and among American Healthways, Inc., a Delaware corporation (the “Company”), and SunTrust Bank (the “Rights Agent”). Reference is made herein to that certain Rights Agreement, dated as of June 19, 2000, by and between the Company and the Rights Agent (the “Rights Agreement”). Capitalized terms not herein defined shall have the meanings ascribed thereto in the Rights Agreement.

        WHEREAS, the Rights Agreement may be amended by the parties hereto pursuant to Section 27; and

        WHEREAS, the Company and the Rights Agent wish to amend the Rights Agreement;

        NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the parties hereby agree as follows:

        1.    Amendment to Section 7(a) and (b). Section 7(a) and (b) of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

    “(a)        Prior to the earlier of (i) the Close of Business on June 15, 2014 (provided, however, that the Board of Directors will review and evaluate this Rights Agreement at least once every three (3) years to determine if the maintenance and continuance of this Rights Agreement is still in the best interests of the Company and its stockholders, and, in the event the Board of Directors determines that this Rights Agreement is no longer in the best interests of the Company and its stockholders, the date set forth above may be shortened by an amendment hereof in accordance with Section 27 to such date that the Board of Directors determines is appropriate) (the “Final Expiration Date”), or (ii) the time at which the Rights are redeemed as provided in Section 23 hereof (the earlier of (i) and (ii) being the “Expiration Date”), the registered holder of any Rights Certificate may, subject to the provisions of Section 7(e) hereof, exercise the Rights evidenced thereby (except as otherwise provided herein including, without limitation, the restriction on exercisability set forth in Section 23(a) hereof) in whole or in part at any time after the Distribution Date upon surrender of the Rights Certificate, with the form of election to purchase and the certificate on the reverse side thereof duly executed, to the Rights Agent at the office of the Rights Agent designated for such purpose, together with payment of the aggregate Purchase Price (as hereinafter defined) for the number of Units of Preferred Stock (or, following a Triggering Event, Company Common Stock, other securities, cash or other assets, as the case may be) for which such surrendered Rights are then exercisable.

    (b)        The purchase price for each one one-hundredth of a share (each such one one-hundredth of a share being a “Unit”) of Preferred Stock upon exercise of the Rights shall be $175.00, subject to adjustment from time to time as provided in Sections 11 and 13(a) hereof (such purchase price, as so adjusted, being the “Purchase Price”), and shall be payable in accordance with paragraph (c) below.”

        2.    Rights Agreement Otherwise Unamended. The terms of the Rights Agreement not amended hereby shall, except as the context unambiguously requires, remain in full force and effect.

        3.    Rights Agreement Otherwise Unamended. This Amendment, together with the provisions of the Rights Agreement not amended hereby, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all other prior agreements, whether written or oral, between the parties hereto.

        4.    Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document.

        IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed in its respective corporate name by one of its duly authorized officers, all as of the date first above written.

AMERICAN HEALTHWAYS, INC.

By: /s/ Mary A. Chaput
Name: Mary A. Chaput
Title: Executive Vice President and Chief Financial Officer

SUNTRUST BANK

By: /s/ Letitia Radford
Name: Letitia Radford
Title: Vice President